Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277090

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated December 6, 2024 to the current Structured Capital Strategies® Income Prospectus

This Supplement updates certain information in the prospectus dated May 1, 2024 (the “Prospectus”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplements without charge upon request. Please contact the customer service group referenced your Prospectus.

The following hereby amends the corresponding section in “Incorporation of certain documents by reference”:

Equitable Financial Life Insurance Company’s Annual Report on Form 10-K for the period ended December  31, 2023, Equitable Financial’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June  30, 2024, and September 30, 2024, are considered to be part of this Prospectus because they are incorporated by reference.

Equitable Financial Life Insurance Company of America’s Annual Report on Form 10-K for the period ended December 31, 2023, Equitable America’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June  30, 2024, and September 30, 2024, are considered to be part of this Prospectus because they are incorporated by reference.